CARE.COM APPOINTS LAURA LANG TO BOARD OF DIRECTORS

Waltham, MA, August 6, 2014 - Care.com (NYSE: CRCM), the world’s largest online destination for finding and managing family care, today announced that Laura Lang has been appointed to the Company’s Board of Directors.

In making the announcement, Sheila Lirio Marcelo, Founder, Chairman and CEO of Care.com, said, “We are delighted to add a seasoned talent like Laura to our Board. Her impressive track record of bringing strategic guidance to established digital companies will prove instrumental as we expand our platforms for consumer matching, social commerce and online community.”

Ms. Lang said, “I am honored to be a part of Care.com’s mission to provide a multifaceted platform to help families find care everyday, regardless of need.”

Ms. Lang has been a Managing Director of Narragansett Ventures since January 2014. Previously, she was Chief Executive Officer of Time Inc., a division of Time Warner. Before joining Time Inc., Ms. Lang served as worldwide CEO of Digitas, the largest digital agency in the world with over 32 offices across 19 countries. In addition, she headed parent company Publicis Groupe’s pure-play digital agencies, including Denuo, Big Fuel, Razorfish and Phonevalley.
During her tenure as global CEO, Digitas achieved the two best years of new business growth in its history, expanded its global footprint in Asia, South America and Europe, became one of the leading buyers of digital media worldwide and was recognized on Advertising Age's A-List and as Agency of the Year by Adweek. Ms. Lang was also instrumental in the creation of the “New Front,” a digital content showcase for advertisers similar to television UpFronts.
With more than 20 years in the marketing industry, Ms. Lang has garnered experience in brand management, corporate strategy and strategic consulting. Prior to joining Digitas in 1999, she served as president of the Marketing Corporation of America, and led the consulting practice at Yankelovich Clancy Shulman. Ms. Lang also worked in strategic planning for Pfizer Pharmaceuticals, as well as product management at Bristol Myers and the Quaker Oats Company.
Ms. Lang serves on the Board of Directors of VF Corporation and the Breast Cancer Research Foundation (BCRF). In 2012 she was named one of the 100 most powerful women in the world by Forbes Magazine.

A summa cum laude graduate of Tufts University, Ms. Lang holds an M.B.A. from the University of Pennsylvania Wharton School of Business.
About Care.com, Inc.

Care.com (NYSE: CRCM) is the world’s largest online destination for finding and managing family care. As of June 2014, the Company had 11.8 million members spanning 16 countries, including the United States, the United Kingdom, Canada and parts of Western Europe. Care.com’s web and mobile platforms enable families to connect to care providers and caregiving services in a reliable and easy way, while also helping care providers find meaningful work. Through its consumer matching platform, tools and resources, Care.com allows families to make more informed hiring decisions. The Company also enables families to pay caregivers electronically online or via mobile device and also subscribe to Care.com HomePay to manage their household payroll and tax matters. As a further extension of its marketplace for families, Care.com also sells curated products for children, through Citrus Lane, the leading social commerce platform designed for moms. The Company also enables families to connect with one another locally through forums via BigTent, an online community platform with more than 1 million registered members nationwide and over 1,700 parenting groups. In addition, Care.com serves hundreds of thousands of families whose employers provide access to Care.com’s consumer matching platform, as well as backup dependent care, as a corporate benefit through the company’s Workplace Solutions unit. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin, New York City and San Francisco.

# # #

Contact:

Meredith Robertson
Director, Corporate Communications
781-693-1797
mrobertson@care.com